Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of The Parking REIT, Inc. on Form S-11 (File No. 333-205893) of our report dated June 21, 2018 with respect to our audits of the consolidated financial statements of The Parking REIT, Inc. as of December 31, 2017 and 2016, and for the each of the two years in the period ended December 31, 2017, which report is included in the Annual Report on Form 10-K of The Parking, Inc. filed with the Securities and Exchange Commission.  We also consent to the reference to our Firm under the caption "Experts" included in the Registration Statement.

/s/ RBSM LLP

New York, NY
October 5, 2018